Exhibit 99.1

Magnolia Oil & Gas Corporation Announces 2020 Fourth Quarter and Year-End Results

HOUSTON, TX, February 22, 2021 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the fourth quarter and full year 2020.

Fourth Quarter Summary Financial Results:

(In millions, except per share data)	For the Quarter Ended December 31, 2020
Net income	$42.0
Earnings per share - diluted	0.16
Adjusted net income(1)	39.3
Adjusted earnings per share(1)	0.15
Adjusted EBITDAX(1)	98.1
Capital expenditures - D&C	39.6
Cash balance as of December 31, 2020	$192.6
Diluted weighted average total shares outstanding(2)	255.1

Fourth Quarter and Full Year 2020 Highlights:

•	Magnolia reported fourth quarter 2020 net income attributable to Class A Common Stock of $27.7 million, or $0.16 per share. Fourth quarter 2020 total net income was $42.0 million and adjusted net income was $39.3 million, or $0.15 per diluted share.
•	Adjusted EBITDAX for full year 2020 was $338.6 million with total drilling and completions (“D&C”) capital representing 58% of adjusted EBITDAX, and in line with our business model which is committed to capital discipline. Adjusted EBITDAX was $98.1 million during the fourth quarter of 2020.
•	D&C capital during the fourth quarter of $39.6 million represented 40% of adjusted EBITDAX, and better than our earlier guidance due to improved efficiencies at our Giddings asset as well as stronger than expected product prices.
•	Net cash provided by operating activities was $79.1 million during the fourth quarter and $310.1 million during full-year 2020 and the Company generated free cash flow(1) of $44.3 million during the fourth quarter and $87.4 million during full-year 2020.
•	Total production in the fourth quarter 2020 increased 12% sequentially to 60.6 thousand barrels of oil equivalent per day (“boe/d”), and above the high-end of our guidance range due to better-than expected performance from new wells completed in the Giddings area.
•	Production at Giddings achieved record levels in the fourth quarter with total volumes of 28.3 Mboe/d and oil production of 8.5 Mbbl/d increasing sequentially by 39% and 70%, respectively.
•	Magnolia brought online 6 new wells in the initial core development area bringing the total well count here to 20 wells. Production for the 6 new wells is outperforming the average of the earlier core area wells increasing the 90-day production rate for this 70,000-acre area by 4% to 1,621 Boe/d (52% oil).
•	During the fourth quarter, Magnolia brought 2 additional wells online that were approximately 20 miles from the initial core area. These wells, which were expected to be gassier, had average 90-day production rates of 543 Bbl/d of oil and 7.3 MMcf/d of natural gas per well.
•	During the fourth quarter, the Company purchased 2.4 million shares of its Class A Common Stock, or about 1% of the total share count, for $15.7 million as part of our ongoing share repurchase program. Repurchases during full-year 2020 totaled 4.5 million shares for $28.7 million, and our Board recently increased the repurchase authorization by 10 million shares.
•	Magnolia expects to begin paying a cash dividend during 2021.

(1) Adjusted net income, adjusted earnings per share, adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.

(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

•	Magnolia added 30.4 MMboe of proved developed reserves, excluding acquisitions and price-related revisions, representing the reserve additions from our 2020 drilling program and replaced 135% of the 2020 production. These proved developed additions provide an organic proved developed Finding & Development (“F&D”) cost of $6.41/boe(3).
•	Magnolia ended the quarter with approximately $192.6 million of cash on its balance sheet and remains undrawn on its $450.0 million revolving credit facility. The Company has no debt maturities until 2026 and has no plans to increase its debt levels.

“Magnolia ended 2020 with very strong fourth quarter operational and financial performance. Despite last year’s challenging environment, our policy of low financial leverage, commitment to capital discipline and high-quality assets allowed us to exit 2020 in better shape than when we entered,” said Magnolia Chairman, President and CEO, Steve Chazen. “We increased our quarterly production by nearly 12% sequentially while spending only 40% of our adjusted EBITDAX and, repurchasing 2.4 million Magnolia shares or roughly 1% of the outstanding shares. We achieved all this while building our year-end cash position to more than $190 million.

“While we had numerous accomplishments last year, none were more meaningful than the significant strides made in advancing the Giddings assets from appraisal mode to multi-well pad development. Including the 6 new wells completed during the fourth quarter, our 90-day average production rate in our initial core development area has increased 4% to 1,621 Boe/d with an average oil rate of 846 Bbl/d. We also completed 2 additional successful wells that were 20 miles outside of this core area which may provide for additional high-return development potential over time.

“Importantly, we have lowered our overall well costs in Giddings to approximately $6 million from $8.5 million during 2019 as a result of improved efficiencies and our ability to drill wells nearly twice as fast. The impact of our success in Giddings has resulted in improved capital efficiency, lower F&D costs and higher pretax margins for the overall business.

“We entered 2021 in a strong financial position and with considerable operational momentum driven by our Giddings asset. Our capital spending plan for the year is expected to be no more than 60% of our Adjusted EBITDAX, and consistent with our business model. We expect that this level of spending and activity to provide full-year 2021 production growth of between 5% to 8% compared to 2020 volumes.

“Most of the remaining 40% of unallocated cash flow after capital and interest expense will be dedicated to small, bolt-on property acquisitions and share repurchases. The intent of these actions is to enhance the value of the stock by improving our metrics on a per share basis. We expect to reduce our outstanding shares by roughly 1% per quarter through share repurchases, which should result in annual production per share growth of approximately 10%. In addition to these value enhancing activities, Magnolia intends to begin paying a cash dividend in mid-2021.”

Operational Update

Fourth quarter total company production averaged 60.6 Mboe/d, an increase of 12% from third quarter 2020 levels and exceeding the high end of our guidance range. The higher production outcome was a result of stronger than expected results from the 8 Giddings wells Magnolia brought online during the quarter. Giddings and Other production averaged 28.3 Mboe/d representing a 39% increase in sequential volumes. Oil production at Giddings averaged 8.5 Bbl/d, an increase of 70% sequentially. Production in the Karnes area averaged 32.3 Mboe/d during the fourth quarter of 2020, a decline of 5% sequentially, as we did not complete any operated wells during the period.

Magnolia continues to operate one rig drilling multi-well pads in our Giddings area. Total well costs associated with drilling, completion and hook up have recently declined to $6.2 million per well as operating efficiencies continue to improve. At the current pace of drilling, a single rig can drill approximately 20 to 24 wells per year as drilling days per well continue to decline.

During the fourth quarter, Magnolia brought online 8 wells, 6 of which were located in the 70,000-acre initial core area. The company has now drilled and completed a total of 20 wells in this area. The 6 new wells exceeded the average of the prior 14 wells bringing the updated 90-day average for the 20 total wells to 846 Bbl/d and 4.7 MMcf/d.

	Initial Core Giddings Area Results 90-Day Average
	Current	Previous(4)
Well Count	20	14
Bopd	846	783
Boe/d (2-Stream)	1,621	1,557

(3) Organic F&D costs per boe means total costs incurred as defined by GAAP excluding property acquisition costs, exploration costs and asset retirement obligation costs divided by the summation of annual proved developed reserves, on a boe basis, attributable to extensions, revisions of previous estimates (excluding price revisions) and transfers from proved undeveloped reserves at year-end 2019.

(4) The core Giddings area 90-day average production rate was previously disclosed in the Q2 2020 press release, filed with the SEC on exhibit 99.1 of form 8-K on August 5, 2020.

Magnolia also brought online a 2-well pad located approximately 20 miles outside the initial core area and were expected to be gassier than the average Giddings well in the core area. These wells had a 90-day average production rate of 543 Bbl/d of oil and 7.3 MMcf/d of natural gas per well, which were ahead of our expectations.

Updated Guidance

For 2021, Magnolia expects to spend approximately 50% to 60% of our adjusted EBITDAX for drilling and completing wells, which is consistent with our business model. Should product prices remain at current levels, we estimate our capital spending to be in the lower half of the expected range. The 2021 activity plan consists of operating a one rig program at Giddings, drilling multi-well pads primarily in our initial core area. In the Karnes area, we plan to complete 10 drilled but uncompleted wells (“DUCs”), most of which should be brought online during the first half of the year. Non-operated activity at Karnes is expected to increase compared to the 2020 levels. Our 2021 capital and activity plan is expected to deliver mid-single digit production growth on a year-over-year basis.

Looking at the first quarter of 2021, D&C capital should be approximately 50% of our adjusted EBITDAX, at elevated product prices. Operated activity will continue to focus on Giddings and, we expect to begin completing some of the Karnes DUCs in the latter part of the quarter. Production in the first quarter of 2021 is forecast to be relatively flat compared to fourth quarter levels, which incorporates a rough estimate of recent cold weather-related outages in the field. Oil price differentials are anticipated to be roughly a $3 per barrel discount to Magellan East Houston (“MEH”) during the first quarter.

2020 Oil and Gas Reserves Replacement and F&D Costs

Magnolia’s total proved developed reserves at year-end 2020 were 85.8 MMboe. The company added 30.4 MMboe of proved developed reserves during the year, excluding acquisitions and price related revisions and replacing 135% of 2020 production. Total costs incurred excluding property acquisition costs, exploration costs and asset retirement obligation costs were $194.9 million in 2020 resulting in organic proved developed F&D costs of $6.41 per boe.

Total 2020 proved reserves increased to 112.3 MMboe from 109.3 MMboe at year end 2019 and replaced 113% of 2020 production. Magnolia books only one year of proved undeveloped reserves and as a result, 76% of its 2020 proved reserves were developed.

Annual Report on Form 10-K

Magnolia's financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2020, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on February 23, 2021.

Conference Call and Webcast

Magnolia will host an investor conference call on Tuesday, February 23, 2021 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the length, scope and severity of the ongoing coronavirus disease 2019 (“COVID-19”) pandemic, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations, and storage capacity; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; and (v) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is expected to be filed with the SEC on February 23, 2021. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Brian Corales

(713) 842-9036

bcorales@mgyoil.com

Media

Art Pike

(713) 842-9057

apike@mgyoil.com

Magnolia Oil & Gas Corporation

Operating Highlights

	For the Quarters Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Production:
Oil (MBbls)	2,646	3,251	11,610	12,867
Natural gas (MMcf)	10,168	10,689	39,429	41,272
Natural gas liquids (MBbls)	1,237	1,254	4,449	4,643
Total (Mboe)	5,577	6,287	22,631	24,389

Average daily production:
Oil (Bbls/d)	28,756	35,337	31,722	35,252
Natural gas (Mcf/d)	110,522	116,185	107,728	113,074
Natural gas liquids (Bbls/d)	13,440	13,630	12,156	12,721
Total (boe/d)	60,617	68,331	61,833	66,819

Revenues (in thousands):
Oil revenues	$106,738	$187,972	$417,891	$771,981
Natural gas revenues	23,010	22,537	67,248	93,745
Natural gas liquids revenues	19,487	19,200	49,367	70,416
Total revenues	$149,235	$229,709	$534,506	$936,142

Average sales price:
Oil (per Bbl)	$40.34	$57.82	$35.99	$60.00
Natural gas (per Mcf)	2.26	2.11	1.71	2.27
Natural gas liquids (per Bbl)	15.75	15.31	11.10	15.17
Total (per boe)	$26.76	$36.54	$23.62	$38.38

NYMEX WTI (per Bbl)	$42.67	$56.96	$39.40	$57.04
NYMEX Henry Hub (per Mcf)	$2.66	$2.50	$2.08	$2.63
Realization to benchmark:
Oil (% of WTI)	95%	102%	91%	105%
Natural gas (% of Henry Hub)	85%	84%	82%	86%

Operating expenses (in thousands):
Lease operating expenses	$17,917	$23,034	$79,192	$93,788
Gathering, transportation, and processing	8,067	8,908	28,645	34,924
Taxes other than income	8,376	12,904	31,250	53,728
Depreciation, depletion and amortization	45,080	137,629	283,353	523,572

Operating costs per boe:
Lease operating expenses	$3.21	$3.66	$3.50	$3.85
Gathering, transportation, and processing	1.45	1.42	1.27	1.43
Taxes other than income	1.50	2.05	1.38	2.20
Depreciation, depletion and amortization	8.08	21.89	12.52	21.47

Magnolia Oil & Gas Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
REVENUES
Oil revenues	$106,738	$187,972	$417,891	$771,981
Natural gas revenues	23,010	22,537	67,248	93,745
Natural gas liquids revenues	19,487	19,200	49,367	70,416
Total revenues	149,235	229,709	534,506	936,142
OPERATING EXPENSES
Lease operating expenses	17,917	23,034	79,192	93,788
Gathering, transportation and processing	8,067	8,908	28,645	34,924
Taxes other than income	8,376	12,904	31,250	53,728
Exploration expense	3,744	2,724	567,333	12,741
Impairment of oil and natural gas properties	—	—	1,381,258	—
Asset retirement obligation accretion	1,315	1,416	5,718	5,512
Depreciation, depletion and amortization	45,080	137,629	283,353	523,572
Amortization of intangible assets	3,626	3,626	14,505	14,505
General and administrative expenses	18,445	16,784	68,918	69,432
Transaction related costs	—	—	—	438
Total operating costs and expenses	106,570	207,025	2,460,172	808,640

OPERATING INCOME (LOSS)	42,665	22,684	(1,925,666)	127,502

OTHER INCOME (EXPENSE)
Income from equity method investee	54	249	2,113	857
Interest expense, net	(7,353)	(6,745)	(28,698)	(28,356)
Gain on derivatives, net	2,774	—	565	—
Other income (expense), net	3,872	(246)	3,363	(238)
Total other expense, net	(653)	(6,742)	(22,657)	(27,737)

INCOME (LOSS) BEFORE INCOME TAXES	42,012	15,942	(1,948,323)	99,765
Income tax expense (benefit)	—	2,311	(79,340)	14,760
NET INCOME (LOSS)	42,012	13,631	(1,868,983)	85,005
LESS: Net income (loss) attributable to noncontrolling interest	14,267	5,516	(660,593)	34,809
NET INCOME (LOSS) ATTRIBUTABLE TO MAGNOLIA	27,745	8,115	(1,208,390)	50,196
LESS: Non-cash deemed dividend related to warrant exchange	—	—	—	2,763
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$27,745	$8,115	$(1,208,390)	$47,433

NET INCOME (LOSS) PER SHARE OF CLASS A COMMON STOCK
Basic	$0.17	$0.05	$(7.27)	$0.29
Diluted	$0.16	$0.05	$(7.27)	$0.28
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	164,907	167,331	166,270	161,886
Diluted	169,326	171,647	166,270	167,047
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	85,790	90,942	85,790	91,951

(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Summary Cash Flow Data

(In thousands)

	For the Quarters Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME (LOSS)	$42,012	$13,631	$(1,868,983)	$85,005
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	45,080	137,629	283,353	523,572
Amortization of intangible assets	3,626	3,626	14,505	14,505
Exploration expense, non-cash	2,370	618	563,999	1,154
Impairment of oil and natural gas properties	—	—	1,381,258	—
Asset retirement obligation accretion	1,315	1,416	5,718	5,512
Amortization of deferred financing costs	918	897	3,628	3,541
Unrealized (gain) on derivatives, net	(2,485)	—	(277)	—
(Gain) on sale of equity method investment	(5,071)	—	(5,071)	—
Deferred taxes	—	2,496	(77,834)	14,261
Stock based compensation	1,158	2,713	10,029	11,089
Other	1,332	(156)	(728)	(668)
Net change in operating assets and liabilities	(11,133)	(3,863)	524	(10,352)
Net cash provided by operating activities	79,122	159,007	310,121	647,619

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of EnerVest properties	—	—	—	4,250
Acquisitions, other	—	—	(73,702)	(93,221)
Proceeds from sale of equity method investment	27,074		27,074	—
Additions to oil and natural gas properties	(40,532)	(73,657)	(197,858)	(425,124)
Changes in working capital associated with additions to oil and natural gas properties	(5,382)	3,481	(24,354)	(9,911)
Other investing	(307)	6	(1,148)	(242)
Net cash used in investing activities	(19,147)	(70,170)	(269,988)	(524,248)

CASH FLOW FROM FINANCING ACTIVITIES
Contributions from noncontrolling interest owners	—	—	—	7,301
Distributions to noncontrolling interest owners	(85)	(708)	(680)	(1,424)
Class A Common Stock repurchase	(15,718)	(555)	(28,681)	(10,277)
Class B Common Stock repurchase	—	(69,093)	—	(69,093)
Other financing activities	(144)	(337)	(844)	(3,003)
Net cash used in financing activities	(15,947)	(70,693)	(30,205)	(76,496)

NET CHANGE IN CASH AND CASH EQUIVALENTS	44,028	18,144	9,928	46,875
Cash and cash equivalents – Beginning of period	148,533	164,489	182,633	135,758
Cash and cash equivalents – End of period	$192,561	$182,633	$192,561	$182,633

Magnolia Oil & Gas Corporation

Summary Balance Sheet Data

(In thousands)

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$192,561	$182,633
Other current assets	88,965	110,585
Property, plant and equipment, net	1,149,527	3,116,757
Other assets	22,367	56,431
Total assets	$1,453,420	$3,466,406

Current liabilities	$128,949	$175,208
Long-term debt, net	391,115	389,835
Other long-term liabilities	93,934	172,834
Common stock	26	26
Additional paid in capital	1,712,544	1,703,362
Treasury stock	(38,958)	(10,277)
Retained earnings (accumulated deficit)	(1,125,450)	82,940
Noncontrolling interest	291,260	952,478
Total liabilities and equity	$1,453,420	$3,466,406

Magnolia Oil & Gas Corporation

Costs Incurred, Proved Developed Reserves, Organic F&D Cost Per Boe and Reserve Replacement Ratio

The following tables summarize the Company's costs incurred in oil and gas property acquisition, exploration and development activities, reconciliation of changes in proved developed reserves, calculation of organic proved developed F&D cost per boe and calculation of proved developed reserve replacement ratio for the years ended December 31, 2020 and 2019.

		For the Years Ended
(In thousands)		December 31, 2020	December 31, 2019
Costs incurred:
Proved property acquisition costs		$49,246	$106,489
Unproved properties acquisition costs		25,966	29,208
Total acquisition costs		75,212	135,697
Exploration and development costs		188,352	441,482
Total costs incurred		263,564	577,179
Less: Total acquisition costs		(75,212)	(135,697)
Less: Asset retirement obligations		12,839	(3,540)
Less: Exploration expense		(3,334)	(11,586)
Less: Leasehold acquisition costs		(2,966)	(10,003)
Drilling and completion capital	(A)	$194,891	$416,353

		For the Years Ended
(In MMboe)		December 31, 2020	December 31, 2019
Proved developed reserves:
Beginning of period		86.8	76.5
End of period		85.8	86.8
Increase (decrease) in proved developed reserves		(1.0)	10.3
Production	(B)	22.6	24.4
Increase in proved developed reserves plus production		21.6	34.7
Less: Purchases of reserves in place		(2.0)	(6.0)
Less: Price-related revisions		10.8	5.4
Increase in proved developed reserves, excluding acquisitions and price-related revisions	(C)	30.4	34.1

		For the Years Ended
		December 31, 2020	December 31, 2019
Organic proved developed F&D cost per boe	(A)/(C)	$6.41	$12.21
Reserve replacement ratio	(C)/(B)	135%	140%

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration costs, and accretion of asset retirement obligation, adjusted to exclude the effect of certain items included in net income (loss).

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income (loss) in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income (loss) to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
NET INCOME (LOSS)	$42,012	$13,631	$(1,868,983)	$85,005
Exploration expense	3,744	2,724	567,333	12,741
Asset retirement obligation accretion	1,315	1,416	5,718	5,512
Depreciation, depletion and amortization	45,080	137,629	283,353	523,572
Amortization of intangible assets	3,626	3,626	14,505	14,505
Interest expense, net	7,353	6,745	28,698	28,356
Income tax expense (benefit)	—	2,311	(79,340)	14,760
EBITDAX	103,130	168,082	(1,048,716)	684,451
Impairment of oil and natural gas properties	—	—	1,381,258	—
Non-cash stock based compensation expense	1,158	2,713	10,029	11,089
Unrealized (gain) on derivatives, net	(2,485)	—	(277)	—
(Gain) on sale of equity method investment	(5,071)	—	(5,071)	—
Inventory write down	1,386	—	1,386	—
Transaction related costs(1)	—	—	—	438
Adjusted EBITDAX	$98,118	$170,795	$338,609	$695,978

(1) Transaction costs incurred related to the execution of our business combination with EnerVest, Ltd. and its affiliates and the Harvest acquisition, including legal fees, advisory fees, consulting fees, accounting fees, employee placement fees, and other transaction and facilitation costs.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income (loss) attributable to Class A Common Stock to adjusted earnings

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in net income (loss) attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

	For the Quarter Ended December 31, 2020	Per Share Diluted EPS	For the Quarter Ended December 31, 2019	Per Share Diluted EPS
(In thousands, except per share data)
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$27,745	$0.16	$8,115	$0.05
Adjustments:
Impairment of unproved properties(1)	2,370	0.01	—	—
Unrealized (gain) on derivatives, net	(2,485)	(0.01)	—	—
(Gain) on sale of equity method investment	(5,071)	(0.03)	—	—
Inventory write down	1,386	0.01	—	—
Seismic purchases	1,100	0.01	—	—
Noncontrolling interest impact of adjustments	917	—	—	—
ADJUSTED NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$25,962	$0.15	$8,115	$0.05

	For the Year Ended December 31, 2020	Per Share Diluted EPS	For the Year Ended December 31, 2019	Per Share Diluted EPS
(In thousands, except per share data)
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$(1,208,390)	$(7.27)	$47,433	$0.28
Adjustments:
Non-cash deemed dividend	—	—	2,763	0.02
Impairment of proved oil and natural gas properties	1,381,258	8.31	—	—
Impairment of unproved properties(1)	563,999	3.39	—	—
Unrealized (gain) on derivatives, net	(277)	—	—	—
(Gain) on sale of equity method investment	(5,071)	(0.03)	—	—
Inventory write down	1,386	0.01	—	—
Seismic purchases	1,100	0.01	—	—
Transaction costs	—	—	438	—
Noncontrolling interest impact of adjustments	(658,210)	(3.96)	—	—
Change in estimated income tax	(78,327)	(0.48)	(92)	—
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCK	$(2,532)	$(0.02)	$50,542	$0.30

(1) Impairment of unproved properties is included within Exploration expense on the consolidated statements of operations.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income (loss) to adjusted net income (loss)

Our presentation of adjusted net income (loss) is a non-GAAP measures because it excludes the effect of certain items included in net income (loss) and adjusts for income taxes assuming the exchange of all outstanding Magnolia LLC Units and corresponding Class B Common Stock for shares of Class A Common Stock. Management uses adjusted net income (loss) to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income (loss) may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income (loss) may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
NET INCOME (LOSS)	$42,012	$13,631	$(1,868,983)	$85,005
Income tax expense (benefit)	—	2,311	(79,340)	14,760
INCOME (LOSS) BEFORE INCOME TAXES	42,012	15,942	(1,948,323)	99,765
Adjustments:
Impairment of proved oil and natural gas properties	—	—	1,381,258	—
Impairment of unproved properties(1)	2,370	—	563,999	—
Unrealized (gain ) on derivatives, net	(2,485)	—	(277)	—
(Gain) on sale of equity method investment	(5,071)	—	(5,071)	—
Inventory write down	1,386	—	1,386	—
Seismic purchases	1,100	—	1,100	—
Transaction costs	—	—	—	438
ADJUSTED INCOME (LOSS) BEFORE INCOME TAXES	39,312	15,942	(5,928)	100,203
Adjusted income tax expense (benefit)(2)	—	3,475	(1,293)	22,116
ADJUSTED NET INCOME (LOSS)	$39,312	$12,467	$(4,635)	$78,087

Diluted weighted average shares of Class A Common Stock outstanding during the period	169,326	171,647	166,270	167,047
Weighted average shares of Class B Common Stock outstanding during the period(3)	85,790	90,942	85,790	91,951
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities(3)	255,116	262,589	252,060	258,998

(1) Impairment of unproved properties is included within Exploration expense on the consolidated statements of operations.

(2) Represents corporate income taxes at an assumed effective tax rate of 0% and 22% for the quarters ended December 31, 2020 and 2019, respectively, and 22% for each of the years ended December 31, 2020 and 2019.

(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and is frequently included in published research when providing investment recommendations. Free cash flow, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net cash provided by operating activities	$79,122	$159,007	$310,121	$647,619
Add back: net change in operating assets and liabilities	11,133	3,863	(524)	10,352
Cash flows from operations before net change in operating assets and liabilities	90,255	162,870	309,597	657,971
Additions to oil and natural gas properties	(40,532)	(73,657)	(197,858)	(425,124)
Changes in working capital associated with additions to oil and natural gas properties	(5,382)	3,481	(24,354)	(9,911)
Free cash flow	$44,341	$92,694	$87,385	$222,936